                                                                   EXHIBIT 10.55

                                                                           FINAL

                            L. B. FOSTER COMPANY 2004
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

I.       PURPOSE

         This Plan is designed to motivate employees to achieve goals, to reward employees who achieve such goals and to improve corporate performance.

II.      CERTAIN DEFINITIONS

         The terms below shall be defined as follows for the purposes of this Plan. The definitions shall be subject to such adjustments as, from time to time, may be made, by the Committee.

         2.1 "BASE COMPENSATION" shall mean the total base salary, rounded to the nearest whole dollar, actually paid to a Participant during the Fiscal Year, excluding payment of overtime, incentive compensation, commissions, reimbursement of expenses, severance, car allowances or any other payments not deemed part of a Participant's base salary; provided, however, that the Participant's contributions to the Corporation's Voluntary Investment Plan shall be included in Base Compensation. Base Compensation for Participants who die, retire or are terminated shall include only such compensation paid to such during the fiscal year with respect to the period prior to death, retirement or termination.

         2.2 "COMMITTEE" shall mean the Personnel and Compensation Committee of the Board of Directors and any successors thereto.

         2.3 "CORPORATION" shall mean L. B. Foster Company and those subsidiaries thereof in which L.B. Foster Company owns 100% of the outstanding common stock.

         2.4 "DEPARTMENT/INDIVIDUAL GOALS" are those goals approved by the Chief Executive Officer and utilized to establish incentive awards pursuant to Section 4.3

         2.5      "FISCAL YEAR" means the 2004 calendar year.

         2.6 "INCENTIVE AWARD" shall mean the payment made to a Participant under this Plan, after and/or subject to adjustments under this Plan.

         2.7 " INCENTIVE INCOME" shall mean the pre-tax income (after, inter alia, deductions for benefits payable under the annual sales incentive and profit sharing plans) for the Corporation or, as applicable, for an Operating Unit for the Fiscal Year, but determined in accordance with generally-accepted accounting principles, excluding (i) benefits payable under this Plan; (ii) dividends with respect to Dakota Minnesota & Eastern Railroad Corporation preferred stock to the extent not included in the Corporation's Planned Incentive Income; and
                  (iii) any portion of gains or losses arising from transactions not in the ordinary course of business which the Committee, in its sole discretion, determines to exclude.

         2.8 "OPERATING UNIT" shall mean the following units or divisions which are reported in the Company's internal financial statements: CXT Rail, CXT Buildings, Foster Coated Pipe, Threaded Products, Rail Products (excluding CXT Rail), Piling, Fabricated Products and Geotech, subject to such adjustments as may be made by the Chief Executive Officer.

         2.9 "PARTICIPANT" shall mean a salaried employee of the Corporation who satisfies all of the eligibility requirements set forth in Article III hereof.

         2.10 "PLAN" shall mean the L. B. Foster Company Management Incentive Compensation Plan, which Plan shall be in effect with respect to the Fiscal Year.

         2.11 "PLANNED INCENTIVE INCOME" shall mean, as applicable, Incentive Income for the Corporation and each Operating Unit as approved by the Corporation's Board of Directors.

         2.12 "TARGET AWARD" shall mean the product of a Participant's Base Compensation multiplied by said Participant's Target Percentage.

         2.13 "TARGET PERCENTAGE" shall mean those percentages assigned to Participants pursuant to Section 4.1 hereof, multiplied by 80%.

III.     ELIGIBILITY

         Unless changed or amended by the Committee, an employee shall be deemed a Participant in the Plan only if all of the following requirements are satisfied:

         3.1 A Participant must be a salaried employee of the Corporation, at a grade level set forth in Section 4.1 or as otherwise approved by the Corporation's Chairman of the Board and Chief Executive Officer, for at least six (6) months of the entire fiscal year, unless deceased or retired.

         3.2      A Participant may not have: (i) been terminated for cause;
                  (ii) voluntarily have resigned (other than due to retirement with the Company's consent) prior to the date Individual Incentive Awards are paid; (iii), unless the Corporation agrees in writing that the employee shall remain a Participant in this Plan, been terminated for any reason whatsoever and have received money from the Corporation in connection with said termination, or (iv) have been primarily employed by Natmaya or Fosmart during the Fiscal Year.

         3.3 A Participant's Target Percentage shall be based on the Participant's Grade Level on July 1, 2004. Those Participants who have retired or died prior to July 1, 2004 shall have a Target Percentage based upon their grade level at death or retirement.

         3.4 A Participant may not, unless agreed to in writing by the Chief Executive Officer, be a participant in any other incentive plan maintained by the Corporation, other than the Corporation's stock option plans.

         3.5 As used herein, "cause" to terminate employment shall exist upon (i) the failure of an employee to substantially perform his duties with the Corporation; (ii) the engaging by an employee in any criminal act or in other conduct injurious to the Corporation; or (iii) the failure of an employee to follow the reasonable directives of the employee's superior(s).

IV.               CALCULATION OF INCENTIVE AWARDS

         4.1 ELIGIBILITY AND TARGET PERCENTAGES. Each Participant shall have a Target Percentage, prior to adjustment under Section 2.13, based upon the grade level of such Participant, as follows:

MANAGEMENT            TARGET
GRADE LEVEL         PERCENTAGE
-----------         ----------
Grade 23+             45.0%
Grade 22              35.0%
Grade 21              35.0%
Grade 20              35.0%
Grade 19              30.0%
Grade 18              30.0%
Grade 17              30.0%
Grade 16              30.0%
Grade 15              20.0%
Grade 14              20.0%
Grade 13              15.0%
Grade 12              10.0%
Grade 11                 5%
Grade 10                 5%

         Other employees selected, in writing, by the Corporation's Chairman of the Board and Chief Executive Officer may also be made Participants in the Plan on such terms as may be approved by the Chairman of the Board and Chief Executive Officer.

         4.2 THRESHOLDS. The following table shows how Incentive Awards are calculated, prior to adjustment and to limitations under this
                  Plan:

                                              UNADJUSTED INCENTIVE  AWARD, AS
ACTUAL PERFORMANCE, BASED ON                   PERCENTAGE OF  LOWER OF TARGET
PERCENTAGE OF PLANNED INCENTIVE             AWARD OR TARGET AWARD AT INCENTIVE
     INCOME ACHIEVED                                  PLANNED INCOME
-------------------------------             ----------------------------------
OUTSTANDING                                 CORPORATE           OPERATING UNIT
         160% and over                         200%                 200%
155%                                           190%                 190%
150%                                           180%                 180%
145%                                           170%                 170%
140%                                           160%                 160%
135%                                           150%                 150%
130%                                           140%                 140%
125%                                           130%                 130%

EXCEEDING

120%                                           120%                 120%
115%                                           115%                 115%
110%                                           110%                 110%
105%                                           105%                 105%

TARGET

100%                                           100%                 100%

THRESHOLD

90%                                             80%                  80%
80%                                             60%                  60%
70%                                             40%

                  The calculation of "Unadjusted Incentive Award" in the second and third columns of the above table shall be adjusted proportionately to reflect "Percentage of Income Achieved" between the levels in the table. For example, if Corporate achieved 73% of "Planned Incentive Income", the percentage in the second column would be deemed to be 46%; if Corporate achieved 137% of "Planned Incentive Income" the percentage in the second column would be deemed to be 154%.

         4.3 ALLOCATED TARGET AWARDS. For purposes of calculating Incentive Awards, a Participant's Target Award shall be allocated as follows, which allocations shall be approved by the Chief Executive Officer.

                                                      Department/Individual
                     Corporate       Operating Unit           Goals
                     ---------       --------------   ---------------------
CEO,
Chairman                100%

Operating Unit
Heads                    20%              70%                  10%

Corporate                90%                                   10%

General Managers         20%              70%                  10%

Sr Product Mgrs                           80%                  20%

Key Exempt Staff                          80%                  20%

         4.4 LIMITATIONS AND ADJUSTMENTS TO AWARDS. The portion of a Participant's Target Award allocated to "Department/Individual Goals" shall be adjusted to the same extent that the Participant's Target Award(s) allocated to Corporate or Operating Units are adjusted under Sections 4.2 and 4.4 based upon the primary allocation of the Participant's Target Award between Corporate and Operating Units(s).

                  All Incentive Awards attributable to an Operating Unit or the Corporation (including Incentive Awards attributable to Department/Individual Goals) may not exceed 16% of the Operating Unit's or Corporation's actual Incentive Income when the Corporation or the Operating Unit, as applicable, attains 100% or less of its Planned Incentive Income. Such Incentive Awards allocated to an Operating Unit or the Corporation, if necessary, shall be proportionately adjusted downward so that the sum of such resulting Incentive Awards does not exceed 16% of the applicable Corporation's or Operating Unit's actual Incentive Income.

                  If Incentive Income exceeds 100% of Planned Incentive Income, the Incentive Award shall be adjusted by (i) proportionately adjusting downward, if necessary, the Incentive Awards allocated to the Operating Unit or the Corporation so that the sum of the resulting Incentive Awards allocated to the Operating Unit or the Corporation does not exceed 16% of the applicable Corporation's or Operating Unit's Planned
                  Incentive Income; and then (ii) by multiplying the Incentive Award that would have been paid at Planned Incentive Income by the applicable percentage in the right hand column of the table in Section 4.2.

                  The Chief Executive Officer may, in his discretion and except for awards to the Chief Executive Officer, adjust Incentive Awards actually payable under this Plan +/- 25% ; provided, however, that the total awards payable under the Plan after such adjustments shall not exceed the total Incentive Awards that would have been payable if no adjustments had been made; and provided further that any adjustment made with respect to an officer, elected by the Board of Directors, must be approved by the Committee.

                  The Chief Executive Officer may, in his discretion and except for awards to the Chief Executive Officer, adjust Incentive Awards actually payable under this Plan +/- 25% ; provided, however, that the total awards payable under the Plan after such adjustments shall not exceed the total Incentive Awards that would have been payable if no adjustments had been made; and provided further that any adjustment made with respect to an officer, elected by the Board of Directors, must be approved by the Committee.

         4.5 DEPARTMENT/INDIVIDUAL GOALS. Determinations on the achievement of Department/Individual Goals shall be approved by the Chief Executive Officer.

         EXAMPLE 1:

         General Manager Smith works for Fabricated Products and has a Target Award of $16,000 (i.e. Base Compensation of $100,000 and a 16% Target Percent age). In 2004, the Corporation earns $6,500,000 of Incentive Income, which is 100% of its Planned Incentive Income and Fabricated Products earns $1,875,000 of Incentive Income which is 125% of its Planned Incentive Income ($1,500,000). The CEO determines that Mr. Smith has achieved 1/2 of his department/individual goals. Mr. Smith's Incentive Award (ignoring the 16% limits and the CEO's ability to adjust upward or downward), would be calculated as follows:

         a. $ 3,200 of Mr. Smith's Target Award (20% X $16,000) would be allocated to Corporate. Assuming that Corporate total awards do not exceed 16% of the Corporation's Incentive Income and since Corporate achieved 100% of its Planned Incentive Income, Mr. Smith would receive $ 3,200 from the Corporate allocation. See Sec. 4.2.

         b. $ 11,200 of the Target Award (or 70% of $16,000) would be allocated to the Operating Unit. Since Fabricated Products earned 125% of Planned Income, Mr. Smith would receive $ 14,560 ($ 11,200 X 130%) from the Operating Unit allocation.

         c. $1,600 (or 10% of $16,000) was allocated to individual/ departmental goals. Since Mr. Smith's Target Award was primarily allocated to an Operating Unit, Mr. Smith would have been eligible to receive a maximum of $2,080 ($1600 X 130%) from the achievement of individual/departmental goals. Since Mr. Smith achieved 50% of his goals, he would receive $1,040 from the individual/departmental goals allocation.

         d.       Mr. Smith's total Incentive Award would be $ 18,800.

         EXAMPLE 2:

         Same facts as Example 1, except that: (i) the total of all unadjusted Incentive Awards (without reference to 16% limitations and with Fabricated Products' Incentive Income being 125% of its Planned Income of $1,500,000) based on Target Awards allocated to Fabricated Products would have been $450,000;

         and (ii) the total Incentive Awards payable from Corporate, without adjustment, would have been $1,300,000. Mr. Smith's Incentive Award would be calculated as follows:

         a. Mr. Smith's Corporate allocations would be affected by the 16% caps since the maximum Corporate allocation would be 16% X $6,500,000, or $1,040,000; accordingly, only 80% ($1,040,000 / $1,300,000) of the
         Corporate allocation would be payable. Mr. Smith would receive $ 2,560 ($3,200, see (a) of Example 1, x 80%) from his Corporate allocation.

         b. If Fabricated Products had achieved its Planned Incentive Income of $1,500,000, its maximum aggregate Incentive Awards could not have exceeded $240,000 ($1,500,000 X 16%). Since Fabricated achieved 125% of its Planned Incentive Income, the total Incentive Awards would be limited to $240,000 X 130%, see Sec. 4.2, or $312,000. Accordingly, Mr. Smith would receive 69-1/3% ($312,000 / $450,000) of the unadjusted $ 15,600 ($14,560 + $1,040, see (b) and (c) of Example 1), or $ 10,816
         from the Operating Unit allocation.

         c.       Mr. Smith's total Incentive Award would be $ 13,376.

V.       PAYMENT OF AWARDS

         Payment of Individual Incentive Awards will be made on or before the later of March 15, 2005 or the completion of the audit for the Corporation's Fiscal Year.

VI.      ADMINISTRATION AND INTERPRETATION OF THE PLAN

         The Chief Executive Officer, if there is a dispute, shall determine the Operating Unit(s) that will receive credit for any sale and/or how credit for any sale is to be allocated among any Operating Units. The Chief Executive Officer's decisions are subject to final review by the Committee if the Committee requests such review.

         A determination by the Committee in carrying out, administering or interpreting this Plan shall be final and binding for all purposes and upon all interested persons and their heirs, successors and personal representatives.

         The Committee may, from time to time, amend the Plan;.

         The Chief Executive Officer may delegate any of his duties herein.

         The Corporation's Internal Audit Department will review and verify the calculation of Incentive Awards.